                                               FILED PURSUANT TO RULE 424(b)(3)
                                                     Registration No. 333-39387
PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED DECEMBER 23, 1997)

                                 $115,000,000
                         CREDENCE SYSTEMS CORPORATION
                5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                  INTEREST PAYABLE MARCH 15 AND SEPTEMBER 15
                          AND SHARES OF COMMON STOCK
                       ISSUABLE UPON CONVERSION THEREOF

  This Prospectus Supplement (this "Supplement") relates to $115,000,000 aggregate principal amount of 5 1/4% Convertible Subordinated Notes due 2002 (the "Notes") of Credence Systems Corporation, a Delaware corporation (together with its subsidiaries, "Credence" or the "Company"), and the shares of common stock, par value of $.001 per share, of the Company (the "Common Stock") which are issuable upon conversion of the Notes (the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were originally issued in a private placement consummated in September 1997. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated December 23, 1997, as amended and supplemented to date (the "Prospectus"). All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

                            SELLING SECURITYHOLDERS

  Set forth below, to the Company's knowledge, are the names of certain Selling Securityholders who were not specifically identified in the Prospectus, the principal amount of Notes that may be offered by such Selling Securityholders pursuant to this Prospectus, the percentage of Notes held by such Selling Securityholders and the number of Shares into which such Notes are convertible.

  The following table sets forth certain information as of August 26, 1998. However, any or all of the Notes or Shares listed below may be offered for sale pursuant to this Prospectus by the Selling Securityholders from time to time. Accordingly, no estimate can be given as to the amounts of Notes or Shares that will be held by the Selling Securityholders upon consummation of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their Notes since the date on which the information regarding their Notes was provided, in transactions exempt from the registration requirements of the Securities Act. The table of Selling Securityholders in the Prospectus is hereby amended to include the following Selling Securityholders:

                                                               NUMBER OF SHARES
                         AGGREGATE PRINCIPAL                   OF COMMON STOCK
                           AMOUNT OF NOTES     PERCENTAGE OF     THAT MAY BE
BENEFICIAL HOLDER         THAT MAY BE SOLD   NOTES OUTSTANDING     SOLD(1)
-----------------        ------------------- ----------------- ----------------
Donaldson, Lufkin &
 Jenrette Securities
 Corporation............     $   40,000               *                 579
Tennessee Consolidated
 Retirement System......     $6,625,000               6%          1,663,052

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 * Less than 1%.
(1) Assumes a conversion price of $69.15 per share and a cash payment in lieu of any fractional share interest.

  The preceding table has been prepared based upon information furnished to the Company by the above Selling Securityholders. From time to time, additional information concerning ownership of the Notes and Shares may rest with certain holders thereof not named in the preceding table, with whom the Company believes it has no affiliation.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 8, 1998